Exhibit 10.16

Panhandle Eastern Pipe Line	5444 Westheimer Road Houston, TX 77056-5306
Trunkline Gas	P.O. Box 4967
Trunkline LNG	Houston, TX 77210-4967
Sea Robin Pipeline	713.989.7000

Chris Forkenbrock	April 18, 2006
U.S. Energy Services
1000 Superior Blvd.
Wayzata, MN 55391-1873

Service Proposal to U.S. Energy Services for Ethanol Grain Processors’ proposed Facility, Obion, Tennessee—Financed Interconnect Option—Revised Contract Date

Chris,

Trunkline Gas Company, LLC (“Trunkline”) submits the following frm transportation service proposal for Ethanol Grain Processors’ (“EGP”) execution to serve the proposed ethanol plant to be sited near Obion. As requested in your December 13, 2005 RFP, this proposal incorporates the cost of the gas service interconnect within the service rates indicated, and applies to either “Proposal #1” or “Proposal #2”, referenced within your RFP:

•                  9,400 Dth/d of EFT transportation MDCQ from Trunkine ELA to EGP’s proposed new delivery meter in Zone 1B, near Obion, Tennessee

•                  Discounted, 100% Load Factor Rate: $.20/Dth

•                  10 year term, stating November 1, 2007, terminating October 31, 2017

All rates and charges indicated above are exclusive of the then applicable fuel, penalties, gathering charges, and overrun charges as represented in Trunkline’s gas tariff.

Forward haul fuel rate from Trunkline ELA to Zone lB is currently 2.34%, but will reduce to 1.95% on April 1, 2006. Effective rates can change from time to time according to the tariff.

If the creditworthiness of EGP is deemed insuffcient to meet the required credit level, EGP would provide three months of collateral in the form of a deposit or a Guaranty or a Letter of Credit from an entity whose creditworthiness is confrmed by Trunkline as specified in Trunkline’s tariff. This collateral ($169,200) shall be submitted to Trunkline by EGP prior to issuance of the definitive contracts to EGP for their review and execution, but no later than May 31, 2006.

In return for and in consideration of the executed defnitive agreements referred to below between Trunkline and EGP for the services reflected above, Trunkline would agree to pay for the capital cost (roughly estimated at $950,000, +-25%) of the new gas measurement facility (does not include gas heating, or odorization equipment which will be the sole responsibility of EGP) to the outskirts of the currently proposed location of the ethanol plant site. The facility would be sized to provide up to 9,400 Dth/d of delivery capacity.

Trunkline would agree to have the faciity available for service by November 1, 2007 provided: 1) EGP, and its agents, agree to not detrimentally impact the projected November 1, 2007 project in-service date through willful attempts to modify the scope of work or project schedule, 2) EGP, and its agents, agree to actively but reasonably support the implementation of this project in the face of any federal, state, local or any other agency interventions, protests, or data requests that Trunkline may incur in the midst of filing for, designing, surveying, constructing, and/or placing into service, the referenced facilities, 3) EGP, and its agents, agree to reimburse Trunkline for its actual reasonable costs for all work performed in association with the proposed interconnect if the project is delayed, cancelled or stopped for any reason by EGP, or its agents, or by act of a legislative, judicial or regulatory body having jurisdiction (as such, no further credit shall be required for the capital-related work that is being contemplated); 4) any required FERC or other regulatory approvals are issued in time to permit the facility to be constructed and placed in service by such date; or 5) Trunkline is not able to obtain the necessary right of way for the facility except by condemnation, and such condemnation proceeding is not concluded in time to permit the facility to be constructed and placed in service by such date. Upon receipt of Trunkline’s invoice for such costs as provided in subparagraph (3) above, EGP agrees to make full payment of such costs to Trunkline no later than 90 days from the date of such invoice. Notwithstanding the foregoing, in no event shall Trunkline be obligated to incur any costs unless on or before August 31, 2006 EGP has executed the Form of Service Agreements, Discount Letter Agreements, and a Facilities Interconnect Agreement referred to below for the services reflected above, and has provided suffcient credit in accordance with Trunkline’s tariff.

Trunkline would own, operate, and maintain all measurement facilities encompassed in the Facilities Interconnect Agreement referred to below. Location of the meter facilities, operation, design/construction, and delineation of facility ownership will be specifcally addressed in the Facilities Interconnect Agreement referred to below.

This proposal is subject to senior management approval of Trunkline and will remain open until the end of business, April 21, 2006. If the proposal is accepted by EGP and all required approvals from Trunkline’s senior management are obtained, the parties will proceed to negotiate in good faith and, if successful, execute (a) Form of Service Agreements, (b) Discount Letter Agreements, and (c) a Facilities Interconnect Agreement providing for the construction of the facilities. If such defnitive agreements have not been executed by August 31, 2006, then either party may terminate this agreement upon written notice to the other party and thereafer neither party shall have any further obligation to the other.

If the foregoing proposal is acceptable to EGP, please so indicate by signing and dating both copies of this letter in the spaces provided below and returning both fully executed copies to me. Following receipt of your signed copies, Trunkline will seek approval from its senior management and, upon receipt of such approval, Trunkline wil execute and return a fully executed copy to EGP along with the above-referenced three definitive agreements for EGP’s approval and execution.

We look forward to a mutually beneficial business relationship with Ethanol Grain Processors. Please don’t hesitate to call me if you have any questions.

Sincerely,

/s/ Greg A. Myers

Greg A. Myers
Director, Business Development

Ethanol Grain Processors, LLC

By:	/s/ James K. Patterson

Title:	Chief Executive Officer

Date:	April 19, 2006

TRUNKLINE GAS COMPANY, LLC

By:	/s/ Robert O. Bond
Robert O. Bond

Title:
President and COO, Panhandle Energy

Date:	4/25/06

c:	Gregg Russell